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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Unigene Laboratories, Inc:

We consent to the use of our report included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus. Our report dated March 29, 2002, except as to the last paragraph of
Note 7, which is as of April 9, 2002, contains an explanatory paragraph that states that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Also, our report refers to a change in the method of accounting for revenue recognition for up-front, non-refundable license fees in 2000.


/s/ KPMG LLP
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Short Hills, New Jersey
April 26, 2002